Exhibit 4.1

ALLIANCE BANCSHARES CALIFORNIA

1996 COMBINED INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

(Amended June 1996)

(Amended April 30, 2003)

1.    Purpose

The purpose of the Alliance Bancshares California 1996 Combined Incentive and Non-Qualified Stock Option Plan is to strengthen Alliance Bancshares California and its Subsidiaries by providing to participating officers, employees and directors added incentive for high levels of performance and for unusual efforts to increase the earnings of the Company and its Subsidiaries. This Plan seeks to accomplish these purposes and achieve these results by providing a means whereby such officers, employees and directors may purchase shares of the Common Stock of the Company pursuant to stock options granted in accordance with this Plan.

2.    Definitions

For purposes of this Plan, the following terms shall have the following meanings:

(a)  “Administrator”—This term shall mean the administrative body which administers this Plan as determined under Section 3 of this Plan.

(b)  “Board”—This term shall mean the Board of Directors of the Company.

(c)  “Common Stock”—This term shall mean shares of the Company’s common stock, subject to adjustment pursuant to Section 10, “Adjustment Upon Changes in Capitalization,” of this Plan.

(d)  “Company”—This term shall mean Alliance Bancshares California.

(e)  “Eligible Participant”—This term shall mean: (i) a full-time salaried officer or employee of the Company and/or any Subsidiary who has completed six months of Employment or (ii) a director of the Company and/or any Subsidiary.

(f)  “Employment”—This term shall mean, with respect to an officer or employee, employment with the Company or any Subsidiary, and with respect to a director, service as a director of the Company or any Subsidiary.

(g)  “Fair Market Value”—This term shall mean the fair market value of the Common Stock as determined in accordance with any reasonable valuation method selected by the Administrator.

(h)  “Incentive Stock Option”—This term shall mean a Stock Option which is an “incentive stock option” within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended.

(i)  “IRC”—This term shall mean the Internal Revenue Code of 1986, as amended.

(j)  “Non-Qualified Stock Option”—This term shall mean a Stock Option which does not qualify as an Incentive Stock Option.

(k)  “Option Shares”—This term shall mean shares of Common Stock covered by and subject to any outstanding unexercised Stock Option granted pursuant to this Plan.

(l)  “Optionee”—This term shall mean any person to whom a Stock Option has been granted pursuant to this Plan, provided that at least part of the Stock Option is outstanding and unexercised.

(m)  “Plan”—This term shall mean the Alliance Bancshares California 1996 Combine Incentive and Non-Qualified Stock Option Plan as embodied herein and as may be amended from time to time in accordance with the terms hereof and applicable law.

(n)  “Stock Option”—This term shall mean a stock option granted under this Plan.

(o)  “Stock Option Agreement”—This term shall mean, with respect to a Stock Option, the written agreement evidencing the Stock Option.

(p)  “Subsidiary”—This term shall mean an entity with respect to which the Company owns, directly or indirectly, a majority of the voting interests.

(q)  “10% Shareholder”—This term shall mean any Eligible Participant who at the date of grant of a Stock Option to such Participant holds either 10% of the combined voting power (as defined in Section 194.5 of the California Corporations Code) of all classes of securities of the Company or who owns (within the meaning of Section 424(d) of the IRC) more than 10% of the total combined voting power of all classes of capital stock of the Company.

3.    Administration

(a)  This Plan shall be administered by the Board or by a Board committee to which administration of this Plan, or of part of this Plan, is delegated by the Board (in either case, the “Administrator”). The Board shall appoint and remove members of the committee in its discretion in accordance with applicable laws. At the Board’s discretion, the committee may be comprised solely of “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and/or “outside directors” within the meaning of Section 162(m) of the IRC. The foregoing notwithstanding, the Administrator may delegate nondiscretionary administrative duties to such employees of the Company as it deems proper and the Board, in its absolute discretion, may at any time and from time to time exercise any and all rights and duties of the Administrator under this Plan. Notwithstanding any provision in this Plan to the contrary, in the event that the Administrator is acting with respect to a Stock Option granted or to be granted to a member of the Board, such Board member shall abstain from any vote taken by the Administrator with respect to such Stock Option (or, if such Board member does vote on the matter, his vote will not be counted in determining whether the matter in question has been approved).

(b)  Subject to the other provisions of this Plan, the Administrator shall have the authority, in its discretion: (i) to grant Stock Options; (ii) to determine the Fair Market Value of the Common Stock subject to Stock Options; (iii) to determine the exercise price of Stock Options granted; (iv) to determine the Eligible Participants to whom, and the time or times at which, Stock Options shall be granted, and the number of shares subject to each Stock Option; (v) to interpret this Plan; (vi) to prescribe, amend, and rescind rules and regulations relating to this Plan; (vii) to determine the terms and provisions of each Stock Option granted and the form of the related Stock Option Agreement (which terms, provisions and form may be different for each Stock Option), including but not limited to, the time or times at which Stock Options shall be exercisable; (viii) to modify or amend any Stock Option, including reducing the exercise to not less than the Fair Market Value on the date of the modification, or grant a new Stock Option to replace an existing Stock Option (with the consent of the Optionee if the modification or amendment is adverse to the Optionee or the new Stock Option has material adverse terms to the Optionee when compared with the existing Stock Option); (ix) to defer (with the consent of the Optionee) the exercise date of any Stock Option; (x) to authorize any person to execute on behalf of the Company any instrument evidencing the grant of a Stock Option; and (xi) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Administrator may delegate nondiscretionary administrative duties to such employees of the Company as it deems proper.

(c)  All questions of interpretation, implementation, and application of this Plan shall be determined by the Administrator. Such determinations shall be final and binding on all persons.

4.    Shares Subject to this Plan

Subject to adjustments as provided in Section 10 of this Plan, the maximum number of shares of Common Stock which may be issued upon exercise of all Stock Options granted under this Plan is 800,000. If a Stock

Option shall be canceled or surrendered, or shall expire for any reason without having been exercised in full, then the Option Shares represented thereby which are not purchased or which may not be purchased because the Stock Option is not fully exercisable shall again be available for grants of Stock Options under this Plan.

5.    Grants of Stock Options

(a)  Grant.    Subject to the express provisions of this Plan, the Administrator in its sole and absolute discretion may grant Stock Options at the price(s) and time(s), on the terms and conditions and to such Eligible Participants as it deems advisable and specifies in the respective grants, subject to the limitations and restrictions set forth in this Plan and applicable approvals. An Eligible Participant may receive more than one Stock Option. No Eligible Participant, Optionee or other person shall have any claim or right to be granted a Stock Option under this Plan. No person other than the Administrator is authorized to grant Stock Options under this Plan, and no oral or written agreement by any person on behalf of the Company relating to this Plan or any Stock Option granted hereunder is authorized, and such may not bind the Company or the Administrator to grant any Stock Option to any person.

(b)  Date of Grant and Rights of Optionee.    The determination of the Administrator to grant a Stock Option shall not in any way constitute or be deemed to constitute an obligation of the Company, or a right of the Eligible Participant who is the proposed subject of the grant, and shall not constitute or be deemed to constitute the grant of a Stock Option hereunder unless and until both the Company and the Eligible Participant have executed and delivered to the other a Stock Option Agreement in the form then required by the Administrator evidencing the grant of the Stock Option, together with such other instrument or instruments as may be required by the Administrator pursuant to this Plan; provided, however, that the Administrator may fix the date of grant as any date on or after the date of its final determination to grant the Stock Option (or if no date is fixed, then the date of grant shall be the date on which the determination was finally made by the Administrator to grant the Stock Option), and such date shall be set forth in the Stock Option Agreement. The date of grant as so determined shall be deemed the date of grant of the Stock Option for purposes of this Plan.

(c)  Limitation on Number of Shares.    No Eligible Participant may receive in any one year Stock Options to purchase more than 100,000 shares of Common Stock.

6.    Exercise and Exercise Price of Stock Options

(a)  Exercise.    Each Stock Option shall be exercisable in such increments, which need not be equal, and upon such contingencies as the Administrator shall determine at the time of grant of the Stock Option; provided, however, that (i) each Stock Option must be exercisable at the rate of at least 20% per year over five years from the date the Stock Option is granted and (ii) if an Optionee shall not in any given period exercise such part of the Stock Option which has become exercisable during that period, the Optionee’s right to exercise such part of the Stock Option shall continue until expiration of the Stock Option or any part thereof as may be provided in the related Stock Option Agreement. No Stock Option or part thereof shall be exercisable except with respect to whole shares of Common Stock, and fractional share interests shall be disregarded except that they may be accumulated.

(b)  Exercise Price.    The exercise price of any Stock Option shall be determined by the Administrator, in its sole and absolute discretion, upon the grant of a Stock Option; provided, however, that the exercise price of any Stock Option shall not be less than 100% of the Fair Market Value of the Common Stock (110% of the Fair Market Value for any Stock Option granted to any 10% Shareholder).

(c)  Notice and Payment.    A Stock Option may be exercised by written notice delivered to the Company specifying the number of Option Shares with respect to which the Stock Option is being exercised, together with concurrent payment in full of the exercise price in cash, by check or by other means set forth in the related Stock Option Agreement or acceptable to the Administrator. If the Stock Option is being exercised by any person or persons other than the Optionee, said notice shall be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Stock Option. The Company’s receipt of notice of exercise without concurrent receipt of the full amount of the exercise price shall not be deemed an exercise of a Stock Option by an Optionee, and the Company shall have no obligation to an Optionee for any Option Shares unless and until full payment of the exercise price is received by the Company and all of the terms and provisions of this Plan and the related Stock Option agreement have been fully complied with.

(d)  Compliance With Law.    The Company shall have no obligation to issue Option Shares upon exercise of any Stock Option, and an Optionee shall have no right or claim to such Option Shares, unless and until: (i) payment in full has been received by the Company; (ii) in the opinion of the counsel for the Company, all applicable requirements of law and of regulatory bodies having jurisdiction over such issuance and delivery have been fully complied with; and (iii) if required by federal or state law or regulation, the Optionee shall have paid to the Company the amount, if any, required to be withheld on the amount deemed to be compensation to the Optionee as a result of the exercise of his or her Stock Option, or made other arrangements satisfactory to the Company, in its sole discretion, to satisfy applicable income tax withholding requirements.

(e)  Reorganization.    Notwithstanding any provision in any Stock Option Agreement pertaining to the time of exercise of a Stock Option, or part thereof, upon adoption by the requisite holders of the outstanding shares of Common Stock of any plan of dissolution, liquidation, reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company to another person or entity which would, upon consummation, result in termination of a Stock Option in accordance with Section 11 hereof, all Stock Options previously granted may, in the discretion of the Administrator, become immediately exercisable as to all unexercised Option Shares for such period of time as may be determined by the Administrator, but in any event not less than 30 days, on the condition that the terminating event is consummated. If such Terminating Event is not consummated, Stock Options shall be exercisable in accordance with their respective terms.

7.    Nontransferability of Stock Options

Each Stock Option shall, by its terms, be nontransferable by the Optionee other than by will or the laws of descent and distribution, and shall be exercisable during the Optionee’s lifetime only by the Optionee.

8.    Continuation of Employment

Nothing contained in this Plan (or in any Stock Option Agreement) shall obligate the Company or any Subsidiary to employ or continue to employ any Optionee or any Eligible Participant for any period of time or interfere in any way with the right of the Company or a Subsidiary to reduce or increase the Optionee’s or Eligible Participant’s compensation.

9.    Termination of Options

(c)  Except as provided otherwise in the Stock Option Agreement related to the Stock Option, each Stock Option shall terminate and expire at the earliest to occur of: (a) its stated expiration date, which shall be not later than ten years from the date of grant (or five years from the date of grant for any Stock Option granted to a 10% Shareholder); (b) one year following termination of the Optionee’s Employment if termination is the result of death or disability; (c) upon termination of the Optionee’s Employment, if termination of Employment is for Cause (unless within 30 days thereafter the Administrator reinstates such Option and permits the exercise of the Stock Option); (d) 30 days following termination of the Optionee’s Employment if termination is for any reason other than death, disability or for Cause; and (e) at the time set forth in Section 11 of this Plan. Unless otherwise approved by the Administrator, following termination of Employment (other than for Cause), each Stock Option shall be exercisable only as to those increments, if any, which had become exercisable as of the date on which such Optionee’s Employment terminated, and increments which had not become exercisable as of such date shall expire and terminate automatically on such date.

(d)  Termination of Employment for Cause shall mean, unless otherwise defined in the related Stock Option Agreement: (i) in the case of an employee, termination for malfeasance or gross misfeasance in the performance of duties or conviction of illegal activity in connection therewith and, in any event, the determination of the Administrator with respect thereto shall be final and conclusive; and (ii) in the case of a director, removal as director of the Company or any Subsidiary pursuant to Sections 302 and 304 of the California Corporations Code or removal pursuant to the exercise of regulatory authority by the Federal Deposit Insurance Corporation, the California Commissioner of Financial Institutions or any other supervisory agency.

(e)  An Optionee shall be deemed to be “disabled” if it shall appear to the Administrator, upon written certification delivered to the Company of a qualified licensed physician, that the Optionee has become permanently and totally disabled within the meaning of Section 422(c)(6) of the IRC.

10.    Adjustment Upon Changes in Capitalization

If the outstanding shares of Common Stock of the Company are increased or decreased, or changed into or exchanged for a different number or kind of shares or securities of the Company, through a reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation, or otherwise, without consideration to the Company, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which Stock Options may be granted. A corresponding adjustment changing the number or kind of Option Shares and the exercise prices per share allocated to unexercised Stock Options, or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Such adjustments shall be made without change in the total price applicable to the unexercised portion of the Stock Option, but with a corresponding adjustment in the price for each Option Share subject to the Stock Option. Adjustments under this Section shall be made by the Administrator, whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive. No fractional shares of stock shall be issued or made available under this Plan on account of such adjustments, and fractional share interests shall be disregarded, except that they may be accumulated.

11.    Terminating Events

Not less than 30 days prior to dissolution or liquidation of the Company, or upon consummation of a plan of reorganization, merger or consolidation of the Company with one or more entities, as a result of which the Company is not the surviving entity, or upon the sale of all or substantially all of the assets of the Company to another person or entity, or in the event of any other transaction involving the Company where there is a change in ownership of at least 25%, except as may result from a transfer of shares to another corporation in exchange for at least 80% control of that corporation (a “Terminating Event”), the Administrator shall notify each Optionee of the pendency of the Terminating Event. Upon delivery of said notice, any Option granted prior to the Terminating Event shall be, notwithstanding the provisions of Section 6 hereof, exercisable in full and not only as to those shares with respect to which installments, if any, have then accrued, subject, however, to earlier expiration or termination as provided elsewhere in this Plan. Upon the date 30 days after delivery of said notice, any Stock Option or portion thereof not exercised shall terminate, and upon the effective date of the Terminating Event, this Plan and any Stock Options granted thereunder shall terminate, unless provision is made in connection with the Terminating Event for assumption of Stock Options or new options covering stock of a successor employer corporation, or a parent or subsidiary corporation thereof, with appropriate adjustments as to number and kind of shares and prices. All Stock Options theretofore granted under this Plan shall become immediately exercisable, unless provision is made in connection with such transaction for assumption of Stock Options theretofore granted, or substitution for such Stock Options with new stock options covering stock of a successor employer entity, or a parent or subsidiary corporation thereof, with appropriate adjustments as to the number and kind of shares and prices.

12.    Amendment of this Plan

The Board may at any time and from time to time suspend or amend this Plan; provided, however, that, without: (i) the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote at a duly held meeting of shareholders of the Company, and (ii) the affirmative vote or written consent of the holders of a majority of the disinterested shares represented and voting at the meeting (or if the amendment or modification is approved by written consent of the majority of the outstanding shares, the approval of the majority of the disinterested shares outstanding) and (iii) the approval of all applicable regulatory authorities whose approval is required, no amendment or modification may:

(a)  Materially increase the number of securities which may be issued under this Plan or increase the maximum number of shares which may be purchased pursuant to Stock Options granted under this Plan, either in the aggregate or by an individual;

(b)  Materially modify the requirements to become an Eligible Participant;

(c)  Provide that a Stock Option may be granted with an exercise price less than the Fair Market Value of the Common Stock on the date of grant;

(d)  Increase the maximum term of any Stock Option;

(e)  Permit Stock Options to be granted to any person who is not an Eligible Participant;

(f)  Change any provision of this Plan which would cause any outstanding Incentive Stock Option not to be an incentive stock option under the IRC; or

(g)  Materially increase benefits to any key employee who is subject to the restrictions of Section 16 of the Securities Exchange Act of 1934.

Such amendment or modification shall be deemed adopted as of the date of the action of the Board effecting such amendment or modification and shall be effective immediately, unless otherwise provided therein, subject to approval thereof within twelve months before or after the date of the Board action by any requisite shareholder vote.

13.    Privileges of Stock Ownership; Regulatory Law Compliance; Notice of Sale

No Optionee shall be entitled to the privileges of stock ownership as to any Option Share not actually issued and delivered. No Option Shares may be purchased upon the exercise of a Stock Option unless and until all then applicable requirements of all regulatory agencies having jurisdiction and all applicable requirements of the securities exchanges upon which securities of the Company are listed (if any) shall have been fully complied with. Each Optionee shall, not more than five days after each sale or other disposition of Option Shares acquired pursuant to the exercise of Stock Options, give the Company notice in writing of such sale or other disposition. In the event that the Optionee disposes of any Common Stock acquired by the exercise of an Incentive Stock Option within the two-year period following grant of the Stock Option, or within the one-year period following exercise of the Stock Option, the Company shall have the right to require the Optionee to remit to the Company an amount sufficient to satisfy all federal, state and local withholding tax requirements as a condition to registration of the transfer of such Common Stock on the Company’s books.

14.    Effective Date and Expiration of Plan

This Plan was adopted as of February 23, 1996 and shall expire on February 23, 2006 unless sooner terminated by the Board. The termination or expiration of this Plan shall not affect any Stock Options theretofore granted.

15.    Financial Statements to Optionees

The Company shall provide to each Optionee financial statements of the Company at least annually.

16.    Notices

All notices and demands of any kind which the Administrator, any Optionee, Eligible Participant, or other person may be required or desires to give under the terms of this Plan shall be in writing. Delivery by mail shall be deemed made at the expiration of the third day after the day of mailing, except for notice of the exercise of a Stock Option and payment of the Stock Option exercise price, both of which must be actually received by the Company.

17.    Limitations on Obligations of the Company

All obligations of the Company arising under or as a result of this Plan or Stock Options granted hereunder shall constitute general unsecured obligations of the Company. Neither the Administrator, nor any director or officer of the Company or Subsidiary shall be liable for any debt, obligation, cost or expense hereunder.

18.    Severability

If any provision of this Plan as applied to any person or to any circumstances shall be adjudged by a court of competent jurisdiction to be void, invalid, or unenforceable, the same shall in no way affect any other provision hereof, the application of any such provision in any other circumstances, or the validity of enforceability hereof.

19.    Successors

This Plan shall be binding upon the respective successors, assigns, heirs, executors, administrators, guardians and personal representatives of the Company and Optionees.